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                                 AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION
                                          OF
                AMERICA FIRST REAL ESTATE OPPORTUNITIES COMPANY, INC.


     America First Real Estate Opportunities Company, Inc., a Delaware corporation (the "Corporation"), does hereby certify that (i) the name of the corporation is America First Real Estate Opportunities Company, Inc., (ii) the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on February 5, 1998, (iii) the original name of the Corporation was America First Real Estate Opportunities Company, Inc.; (iv) the Corporation has not received any payment for any of its common stock; (v) the corporation has not appointed any officers; and (vi) pursuant to and in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware, the text of the Certificate of Incorporation is hereby restated, integrated and further amended to read in its entirety as follows:

                                      ARTICLE I

     The name of the Corporation is America First Real Estate Investment Company, Inc.

                                      ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the County of New Castle, City of Wilmington, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                     ARTICLE III

     The nature of the business of the Corporation and the purposes for which it is organized are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                      ARTICLE IV

     The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 100,000,000 shares, consisting of 50,000,000 shares of Common Stock, having a par value of $.001 per share (the "Common Stock") and 50,000,000 shares of preferred stock having a par value of $.001 per share (the "Preferred Stock"). Authority is hereby expressly granted to the Board of Directors of the Corporation to authorize the issuance of one or more series of Preferred Stock, and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the number of shares of such series, the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including without limitation the


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dividend rights, dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights, transfer and ownership restrictions and liquidation preferences, that are permitted by the General Corporation Law of the State of Delaware in respect of any class or classes of stock or any series of any class of stock of the Corporation, without further action or vote by the Corporation's stockholders.

                                      ARTICLE V

     The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws of the Corporation and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

                                      ARTICLE VI

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation, but such authorization shall not divest the stockholders of the power, nor limit their power, to adopt, amend or repeal bylaws.

                                     ARTICLE VII

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any repeal or modification of this
Article VII shall not adversely affect any right or protection of a director of the Corporation under this Article VII, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article VII, prior to such repeal or modification.

                                     ARTICLE VIII

     The Corporation shall, to the fullest extent permitted by Delaware law as in effect from time to time, indemnify any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity. Expenses (including attorneys' fees) incurred in defending an action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by Delaware law. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation against any


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liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this
Article VIII. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this certificate of incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article VIII shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.

                                      ARTICLE IX

     The Corporation shall have authority, to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association, or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction.


     Executed this 21st day of April, 1998.



                                   /s/ Paul L. Abbott
                                   Paul L. Abbott, Sole Director


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